Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors of Comdial Corporation:

We have audited the accompanying consolidated balance sheet of Comdial Corporation (“the Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comdial Corporation at December 31, 2004, and the consolidated results of its operations and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The Company has incurred recurring net losses, has used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant reconfiguration of its operations to sustain its operations beyond June 30, 2005. In addition, during the first fiscal quarter of the year ending December 31, 2005, the Company defaulted on certain terms and conditions of debt instruments that had a carrying value of $15,969,000 as of December 31, 2004 (face value of $26,643,000 as of December 31, 2004), which defaults have not been cured by the Company or waived by the creditors and, as a result, payment of such debt could be accelerated by the creditors. The negative operating trends experienced by the Company and the debt defaults have resulted in a working capital deficiency of $8,773,000 as of December 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Further information and management’s plans with regard to this uncertainty, including management’s specific plans for restructuring activities, are discussed in the footnotes. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Aidman Piser & Company, P.A.

Tampa, Florida

February 18, 2005, except for Notes 1, 2 and 8, as to which the date is March 31, 2005 and Note 22, as to which the date is November 14, 2005

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Board of Directors of Comdial Corporation:

We have audited the accompanying consolidated balance sheet of Comdial Corporation (“the Company”) as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comdial Corporation at December 31, 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Tampa, Florida

March 15, 2004

Consolidated Balance Sheets

In thousands, except per share amounts	December 31, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$6,784	$2,931
Restricted cash	1,290	1,000
Accounts receivable (less allowance for doubtful accounts: 2004 – $231; 2003 – $266)	3,292	3,765
Inventories	3,834	4,970
Prepaid expenses and other current assets	1,061	348

Total current assets	16,261	13,014

Property and equipment - net	1,809	2,783
Goodwill - net	3,375	3,375
Capitalized software development costs - net	4,615	4,621
Deferred financing costs - net	1,514	1,125
Other assets	2,805	2,758

Total assets	$30,379	$27,676

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$3,495	$4,944
Accrued payroll and related expenses	1,471	826
Accrued promotional allowances	1,721	1,511
Other accrued liabilities	2,246	1,289
Current maturities of long-term debt	132	389
Debt in default	10,178	—
Debt due to related parties in default	5,791	—

Total current liabilities	25,034	8,959

Long-term debt	9	7,939
Long-term debt to related parties	—	5,770
Pension obligations	9,495	8,441
Other long-term liabilities	882	1,966

Total liabilities	35,420	33,075
Commitments and Contingencies (Note 7 and 15)	—	—
Stockholders’ deficit
Common stock, $0.01 par value (Authorized 60,000 shares; issued and outstanding 2004 – 9,819; 2003 – 8,968)	684	676
Paid-in capital	143,074	133,835
Accumulated deficit	(139,147)	(131,469)
Accumulated other comprehensive loss - pension obligations	(9,652)	(8,441)

Total stockholders’ deficit	(5,041)	(5,399)

Total liabilities and stockholders’ deficit	$30,379	$27,676

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations

	Years Ended December 31,
In thousands, except per share amounts	2004	2003	2002
Net sales	$39,583	$47,941	$51,721
Cost of goods sold	25,102	31,477	34,505

Gross profit	14,481	16,464	17,216

Operating expenses
Selling, general & administrative	16,001	15,453	20,572
Engineering, research & development	3,647	3,450	5,292
Stock compensation expense	24	26	460
Restructuring	532	—	—
Impairments of long-lived assets	157	365	962

Operating loss	(5,880)	(2,830)	(10,070)

Other expense (income)
Interest expense	2,500	3,279	7,803
(Gain) loss on disposal of assets	(78)	(3)	350
Gain on senior debt restructurings	—	—	(14,883)
Gain on other liability restructurings	—	—	(3,848)
Gain on lease renegotiation	(642)	—	(2,834)
Gain from arbitration award	—	—	(2,942)
Miscellaneous expense (income) - net	18	(15)	(202)

(Loss) income before income taxes	(7,678)	(6,091)	6,486
Income tax expense	—	—	—

Net (loss) income	(7,678)	(6,091)	6,486

Preferred stock dividends	—	—	(284)
Gain on redemption of preferred stock	—	—	1,000

(Loss) income applicable to common stock	$(7,678)	$(6,091)	$7,202

(Loss) income per common share:
Basic	($0.82)	($0.70)	$3.59
Diluted	($0.82)	($0.70)	$3.10
Weighted average common shares outstanding:
Basic	9,324	8,758	2,006
Diluted	9,324	8,758	2,325

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Stockholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Deferred Stock Incentive		Paid-in Capital
In thousands	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2002	—	—	622	$93	1	$201	$123,226
Issuance of common stock			17	3			59
Issuance of warrants							6,994
Issuance of convertible notes							3,545
Issuance of preferred stock	67	$10,000					(9,000)
Dividends on preferred stock							(284)
Conversion of notes to equity			3,556	533			—
Redemption of preferred stock	(67)	(10,000)					10,000
Retirement of treasury shares			(9)	(1)			(1,295)
Warrants exercised			4,329	43			(43)
Retirement of deferred stock					(1)	(201)	85
Net loss
Minimum pension liability adjustment
Comprehensive loss

Balance at December 31, 2002	—	—	8,515	671	—	—	133,287
Issuance of common stock for acquisition			250	3			497
Stock compensation expense							26
Warrants exercised			203	2			25
Net loss
Minimum pension liability adjustment
Comprehensive loss

Balance at December 31, 2003	—	—	8,968	676	—	—	133,835
Stock compensation expense							237
Warrants issued with 2004 Bridge Financing							4,000
Embedded beneficial conversion feature in 2004 Bridge Financing							5,000
Warrants exercised			832	8			2
Stock options exercised			19	—
Net loss
Minimum pension liability adjustment
Comprehensive loss

Balance at December 31, 2004	—	$—	9,819	$684	—	$—	$143,074

	Treasury Stock		Accumulated Deficit	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Total
In thousands	Shares	Amount
Balance at January 1, 2002	(9)	$(1,296)	$(131,864)	—	—	$(9,640)
Issuance of common stock						62
Issuance of warrants						6,994
Issuance of convertible notes						3,545
Issuance of preferred stock						1,000
Dividends on preferred stock						(284)
Conversion of notes to equity						533
Redemption of preferred stock						—
Retirement of treasury shares	9	1,296				—
Warrants exercised						—
Retirement of deferred stock						(116)
Net income			6,486	$6,486		6,486
Minimum pension liability adjustment				(8,241)	$(8,241)	(8,241)

Comprehensive loss				$(1,755)

Balance at December 31, 2002	—	—	(125,378)		(8,241)	339
Issuance of common stock for acquisition						500
Stock compensation expense						26
Warrants exercised						27
Net loss			(6,091)	(6,091)		(6,091)
Minimum pension liability adjustment				(200)	(200)	(200)

Comprehensive loss				$(6,291)

Balance at December 31, 2003	—	—	(131,469)		(8,441)	(5,399)
Stock compensation expense						237
Warrants issued with 2004 Bridge Financing						4,000
Embedded beneficial conversion feature in 2004 Bridge Financing						5,000
Warrants exercised						10
Stock options exercised
Net loss			(7,678)	(7,678)		(7,678)
Minimum pension liability adjustment				(1,211)	(1,211)	(1,211)

Comprehensive loss				$(8,889)

Balance at December 31, 2004	—	$—	$(139,147)		$(9,652)	$(5,041)

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

	Years Ended December 31,
In thousands	2004	2003	2002
Cash flows from operating activities:
Net (loss) income	$(7,678)	$(6,091)	$6,486
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	3,935	4,293	5,563
Impairments of long-lived assets	158	365	962
Amortization of deferred financing costs	355	563	2,888
Accretion of discount on notes	845	1,584	3,230
Gain on debt and other liability restructuring	—	—	(20,146)
Gain on lease renegotiation	(642)	—	(2,834)
Stock compensation expense	24	26	460
Bad debt expense	5	(129)	636
Restructuring charges	532	—	—
Inventory obsolescence and valuation provision	16	1,750	937
(Gain) loss on sale of assets	(78)	(3)	350
Changes in operating assets and liabilities, net of effects from purchase of subsidiary:
Accounts receivable	468	4,648	2,674
Inventory	1,120	(637)	467
Prepaid expenses and other assets	(1,092)	1,692	(3,083)
Accounts payable	(1,476)	(3,557)	(1,377)
Other liabilities	87	(792)	(4,078)

Net cash (used in) provided by operating activities	(3,421)	3,712	(6,865)

Cash flows from investing activities:
Proceeds received from sale of assets	80	3	279
Purchase of subsidiary, net of cash acquired	—	(15)	—
Purchase of note receivable	(800)	—	—
Capital expenditures	(375)	(251)	(39)
Capitalized software additions	(2,194)	(2,067)	(719)

Net cash used in investing activities	(3,289)	(2,330)	(479)

Cash flows from financing activities:
Proceeds from issuance of bridge notes and warrants	3,550	—	525
Proceeds from issuance of bridge notes to related parties	5,450	—	3,475
Proceeds from issuance of private placement debt	—	—	7,850
Proceeds from issuance of private placement debt to related parties	—	—	4,000
Net repayments under revolver agreement	—	—	(5,750)
Net borrowings under line of credit agreement	2,326	—	—
Additions to capital leases	10	—	—
Proceeds from issuance of common stock	10	27	—
Principal payments on notes payable	—	(169)	(349)
Principal payments under capital lease obligations	(493)	(475)	(480)
Increase in restricted cash	(290)	(1,000)	—

Net cash provided by (used in) financing activities	10,563	(1,617)	9,271

Net increase (decrease) in cash and cash equivalents	3,853	(235)	1,927

Cash and cash equivalents at beginning of year	2,931	3,166	1,239

Cash and cash equivalents at end of year	$6,784	$2,931	$3,166

Supplemental information - Cash paid during the year for:
Interest	$991	$682	$1,209
Interest to related parties	723	495	51
Supplemental Schedule of Non-Cash Investing and Financing Activities:
Common stock issued in connection with acquisition	$—	$500	$—
Accounts payable converted to notes payable	—	—	288
Debt cancelled upon return of inventory to supplier	—	—	2,040
Assets acquired through capital lease transactions	168	—	1,336
Debt converted to preferred stock	—	—	10,000
Redemption of preferred stock	—	—	1,000
Warrants issued in connection with leasing arrangement	—	—	99
Warrants issued in connection with bridge financing	4,292	—	653
Warrants issued to related parties in connection with bridge financing	2,851	—	1,348
Warrants issued in connection with private placement financing	—	—	2,160
Warrants issued to related parties in connection with private placement financing	—	—	2,223
Stock issued in connection with conversion of bridge notes	—	—	133
Stock issued to related parties in connection with conversion of bridge notes	—	—	400

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2004, 2003 and 2002

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Comdial Corporation and its subsidiaries (together, “Comdial” or the “Company”) is a United States based developer and distributor of business communications systems. Comdial’s principal end-user customers are small to mid-sized offices throughout the U.S. and certain international markets. Our distribution network consists of three major distributors and direct sales to dealers, national account customers and government entities. Beginning in fiscal 2001, the Company outsourced the majority of its manufacturing operations to four suppliers.

In late 2002, majority control of the Company’s stock ownership changed. Since then, changes have been made in the management team and in operations in efforts to increase sales, improve gross margins and further control other expenses so that the Company can achieve profitability. If sales levels and/or gross margins decline, other operating expenses increase, or other matters arise, management could be required to reassess the recoverability of its assets and possibly record impairment charges or other asset valuation charges, undertake an alternative plan to potentially include further restructuring or changes in the business, or seek additional debt or equity financing.

LIQUIDITY AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern for a reasonable period. However, the Company has incurred losses of $7.7 million and $6.1 million during the years ended December 31, 2004 and 2003, respectively, and used significant amounts of cash in its recent operating activities. In addition, during the first fiscal quarter of the year ending December 31, 2005, the Company defaulted on certain terms and conditions of debt instruments that had a carrying value of $15.9 million as of December 31, 2004 (face value of $26.6 million as of December 31, 2004), which defaults have not been cured by the Company or waived by the creditors and, as a result, payment of such debt could be accelerated by the creditors. The negative operating trends experienced by the Company and the debt defaults have resulted in a working capital deficiency of $8.8 million as of December 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

On April 29, 2004, the Company executed a credit facility with Silicon Valley Bank (the “Bank”), which allows for borrowing against certain of the Company’s accounts receivable up to a maximum of $2.5 million. Loans against the line bear interest at a rate equal to the prime rate plus three (3) percentage points per annum and are secured by all of the Company’s assets. Additional terms include a $1,000 per month collateral monitoring fee and an unused line fee in an amount equal to 0.375% per annum of the average daily unused and undisbursed portion. A termination fee applies if the Company terminates the credit facility within twelve (12) months. All present and future debt is subordinate to the outstanding obligations related to this facility. The credit facility matures on October 29, 2005 and contains a financial covenant related to net worth. As of December 31, 2004, the outstanding borrowings under the credit facility totaled $2.3 million. As of January 31, 2005, the Company was not able to comply with the financial covenant associated with the credit facility and is currently working with the Bank to determine alternatives related to the Credit Facility. As a result of the default, the Bank may cease making loans and could accelerate and declare all amounts due, which was $2.3 million as of December 31, 2004. The Bank agreed to forbear from exercising its rights and remedies as a result of the default through March 31, 2005.

Additionally, the Company did not make its quarterly interest payments totaling $0.5 million due on March 31, 2005 on its 2002 private placement debt, including amounts owed to Winfield Capital Corp., and the 2004 bridge financing debt, which had an aggregate carrying value of $13.6 million as of December 31, 2004 (aggregate face value of $24.3 million) (See Notes 2 and 8). Consequently, all such debt is in default and carried as a current liability in the accompanying December 31, 2004 balance sheet. While the note holders have not indicated their intention to require immediate payment of all or any portion of the outstanding principal of $24.3 million, and accrued interest of $0.5 million, they have the right to do so.

The Company has a working capital deficiency of $8.8 million as of December 31, 2004. It’s principal sources of liquidity at December 31, 2004 consisted of the remaining available borrowings under the aforementioned credit facility, which is in default, and approximately $6.8 million of cash and cash equivalents, compared to approximately $2.9 million in cash and cash equivalents at December 31, 2003. Available borrowings under the credit facility as of December 31, 2004 were approximately $0.2 million and, due to the default, there can be no assurance that the Company can draw this amount and, in fact, could be required by the Bank to repay the entire outstanding balance.

The Company’s cash position is deteriorating. As of March 31, 2005, the Company’s cash balance was approximately $2.7 million. Considering management’s projected cash requirements for 2005, available cash resources will be insufficient by approximately $3.0 million to allow the Company to continue as a going concern. At current operating levels, management estimates that the Company’s current cash reserves will be exhausted by the second quarter of 2005. Therefore, management will be required to work with the Bank to determine alternatives related to the credit facility, as well as raise additional equity and/or debt financing in order to continue to operate. Management is actively seeking additional funding, including from certain of the Company’s current debt holders to support this projected cash shortfall. There are no formal committed financing arrangements in place and there can be no assurance that any additional financing will be available on acceptable terms, if at all. The Company is also evaluating the merits of a financial restructuring and other alternatives that would potentially improve the Company’s liquidity and financial position.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that may be necessary if the Company is unable to continue as a going concern.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Comdial Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements and for the reporting periods. The most significant estimates relate to customer incentive programs, price protection, allowances for doubtful accounts and product returns, inventory obsolescence, warranty accruals, intangible asset impairment valuations and lives, employee benefit plans, legal contingency accruals and the valuation of deferred tax assets. These estimates may be adjusted as more current information becomes available and any adjustment could be significant.

CASH AND CASH EQUIVALENTS

Cash equivalents are defined as short-term liquid investments with maturities, at the time of purchase, of less than 90 days that are readily convertible into cash.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded at net realizable value, the amount the Company expects to collect on gross customer trade receivables. The Company establishes general reserves for doubtful accounts of varying percentages based on the aging categories of the receivables. The Company also establishes specific reserves for receivables with known collection problems due to circumstances such as liquidity or bankruptcy. Collection problems are identified using an aging of receivables analysis based on invoice due dates. Items that are deemed uncollectible are written off against the allowance for doubtful accounts. Comdial does not generally require collateral for receivables.

The Company generates a significant amount of net sales from three distributors, ALLTEL Supply, Inc., Graybar Electric Company, Inc., and Sprint/North Supply Inc. During the three years ended December 31, 2004, 2003 and 2002, 78%, 86% and 89%, respectively, of the Company’s net sales were generated from these three companies. If any one of these companies either decides to stop selling our products or experiences significant financial difficulties that negatively impact their ability to sell our products, Comdial could potentially experience significant declines in net sales and cash flow performance.

INVENTORIES

Inventories are stated at the lower of cost (standard in the case of manufactured goods or purchased cost for finished goods purchased from outsource manufacturers) or market. Cost of sales approximates first-in, first-out method. The Company incurs shipping and handling fees related to inventory that are recorded as a component of cost of sales. All internal handling charges are charged to selling, general and administrative expenses.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method for all buildings, land improvements, machinery and equipment and capitalized lease property over their estimated useful lives or lease term, if shorter. Expenditures for maintenance and repairs of property and equipment are charged to expense. Improvements and repairs, which extend economic lives, are capitalized. The estimated useful lives of the Company’s property and equipment are as follows:

Buildings	30 years
Land Improvements	15 years
Machinery and Equipment	7 years
Computer Hardware Equipment and Tooling	5 years
Leasehold Improvements	5 years
Computer Software for Internal Use	5 years

GOODWILL

The cost in excess of the fair value of net assets of businesses acquired (goodwill) was amortized in 2001 and prior years over periods ranging from 2 to 10 years. Effective January 1, 2002, the Company ceased amortizing goodwill, pursuant to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” At December 31, 2004 and 2003, the Company had goodwill of $3.4 million, net of accumulated amortization of $14.0 million.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Comdial incurs costs associated with the development of software related to Comdial’s various products, including development performed by outside contract engineers. The Company accounts for such software costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Costs capitalized in accordance with SFAS No. 86 are amortized using the straight-line method over their useful lives, which are estimated by the Company to be three years. The total amount of unamortized software development costs is $4.6 million and $4.6 million at December 31, 2004 and 2003, respectively. Accumulated amortization of software development costs is $14.1 million and $11.9 million at December 31, 2004 and 2003, respectively. Total software development costs of $2.2 million, $2.1 million and $0.7 million were capitalized in the years ended December 31, 2004, 2003 and 2002, respectively. Amortization of capitalized software development costs of $2.2 million, $2.4 million and $3.1 million was recorded in the years ended December 31, 2004, 2003 and 2002, respectively.

INVESTMENT AND NOTE RECEIABLE

Debt securities that Comdial Corporation has the ability and intent to hold to maturity are carried at amortized cost. As of December 31, 2004, the Company carries an 8%, $0.8 million face value note receivable that matures in one year as a held-to-maturity debt security in current assets, included in the caption prepaid expenses and other current assets.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs for the fiscal years ended 2004, 2003 and 2002, comprise the majority of engineering, research, and development costs, which were $3.6 million, $3.5 million and $5.3 million, respectively.

IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company reviews its non-amortizable long-lived assets, including intangible assets and goodwill for impairment annually, or sooner whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Other depreciable or amortizable assets are reviewed when indications of impairment exist. Upon such an occurrence, recoverability of these assets is determined as follows. For long-lived assets that are held for use, the Company compares the forecasted undiscounted net cash flows to the carrying amount. If the long-lived asset is determined to be unable to recover the carrying amount, then it is written down to fair value. For long-lived assets held for sale, assets are written down to fair value. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. Intangibles with indefinite lives are tested by comparing their carrying amounts to fair value. Impairment within goodwill is tested using a two step method. The first step is to compare the fair value of the reporting unit to its book value, including goodwill. If the fair value of the unit is less than its book value, the Company then determines the implied fair value of goodwill by deducting the fair value of the reporting unit’s net assets from the fair value of the reporting unit. If the book value of goodwill is greater than its implied fair value, the Company writes down goodwill to its implied fair value. The Company’s goodwill relates to the messaging business segment.

During 2004, 2003 and 2002, as a result of the Company’s restructuring, discontinuance of certain of its product lines and the initiative to outsource manufacturing, the Company identified certain long-lived assets that were impaired under the approaches described above. Charges for impairment are recorded as a separate component of the Company’s operations.

FUTURE AMORTIZATION EXPENSE OF INTANGIBLE ASSETS

The estimated amortization expense of intangible assets included in the balance sheet as of December 31, 2004, for each of the following five years is as follows:

Year Ending December 31, In thousands	Amortization Expense

2005	$2,584
2006	2,963
2007	892
2008	63
2009	110

Total	$6,612

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Prior to terminating the benefits in June 2002, Comdial accrued estimated costs relating to postretirement health care and life insurance benefits. In 2004, 2003 and 2002, Comdial recognized expense of $0, $0 and $3,500, respectively.

REVENUE RECOGNITION

The Company recognizes revenue using the guidance from Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, Staff Accounting Bulletin No. 104, “Revenue Recognition, Corrected Copy”, and AICPA Statement of Position 97-2, “Software Revenue Recognition.” Accordingly, revenue is recognized when all of the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is both fixed and determinable and (4) collectbility is reasonably assured. Generally, the Company recognizes revenues based on their respective fair values on product sales at the time of shipment. The Company accrues a provision for estimated returns concurrent with revenue recognition and classifies certain sales rebates and incentives to its dealers and distributors as a reduction of revenue. The Company records estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, promotions, distributor price protection and other volume-based incentives.

ADVERTISING COSTS

Costs related to advertising are expensed as incurred. Advertising expense was $0.4 million, $0.6 million and $0.8 million in 2004, 2003 and 2002, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Comdial accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. In 2004, the Company recorded stock compensation expense of approximately $24,000. The following table illustrates the effect on net (loss) income if the Company had applied the fair value recognition provisions of SFAS No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148 (“SFAS 148”), “Transition and Disclosure, an Amendment of SFAS 123”, to stock-based employee compensation, expensed on a straight-line basis:

In thousands except per share amounts	2004	2003	2002
Net (loss) income: As reported	$(7,678)	$(6,091)	$6,486
Add: Stock-based employee compensation expense included in net (loss) income, net of related tax effects	24	26	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,965)	(771)	(614)

Net (loss) income: Pro forma	$(9,619)	$(6,836)	$5,872

Basic (loss) earnings per share:
As reported	$(0.82)	$(0.70)	$3.23
Pro forma	$(1.03)	$(0.78)	$2.93
Diluted (loss) earnings per share:
As reported	$(0.82)	$(0.70)	$2.79
Pro forma	$(1.03)	$(0.78)	$2.53

INCOME TAXES

Comdial uses the liability method of accounting for income taxes, which is based on the differences between the financial statement and tax basis of assets and liabilities multiplied by the enacted tax rates that are known to be in effect when the differences reverse. The measurement of deferred tax assets is impacted by the amount of any tax benefits where, based on available evidence, the likelihood of realization can be established. Comdial has incurred cumulative operating losses for the last three years for financial statement and tax reporting purposes and has adjusted its valuation allowance account to equal the net deferred tax assets. Tax credits, if any, will be utilized to reduce current and future income tax expense and payments.

We estimate our actual current tax exposures together with our temporary differences resulting from differing treatment of items for accounting and tax purposes. These temporary differences result in deferred tax assets and liabilities. We then must assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent that we believe that recovery is not likely, based on the guidance in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, we establish a valuation allowance. As of December 31, 2004 and 2003, all net deferred tax assets were reduced by a valuation allowance. In later years, after the Company ceases to have cumulative tax losses for three years, management will need to assess the continuing need for a full or partial valuation allowance. Significant judgment is required in this calculation and changes in this assessment could result in income tax benefits, in later periods, or the continued provision of valuation allowances until the realizability is more likely than not.

Due to the three-year cumulative basis losses, the Company recorded a valuation allowance equal to its net deferred tax assets of $44.7 and $41.5 million as of December 31, 2004 and 2003, respectively. For the years ended December 31, 2004, 2003 and 2002, the Company recorded an increase (decrease) of its valuation allowance of $3.2 million, $(0.4) million and $(0.5) million, respectively. Approximately $3.6 million of the valuation allowance relates to tax benefits from a pension obligation that will be credited to other comprehensive income when realized.

At December 31, 2004, Comdial had net operating loss and credit carryovers of approximately $71.4 million and $1.4 million respectively, expiring beginning in 2005 through the year 2024. However, the Company experienced a change in control in 2002. As a result, pursuant to the provisions of the Internal Revenue Code (“IRC”) §382 the Company is subject to limitations on annual net operating loss deductions. As such, a significant portion of the net operating losses and tax credits are expected to expire prior to utilization.

(LOSS) INCOME PER COMMON SHARE

Basic (loss) income per common share is computed by dividing (loss) income applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted (loss) income per common share is computed by dividing (loss) income applicable to common stockholders by the weighted average number of common shares and potentially dilutive common equivalents outstanding during the period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these assets and liabilities. The Company has evaluated the carrying value of its debt at December 31, 2004 and 2003, and believes it approximates fair value.

OTHER COMPREHENSIVE LOSS

Other comprehensive loss is recorded directly to a separate section of stockholders’ (deficit) equity in accumulated other comprehensive loss and includes unrealized gains and losses excluded from the consolidated statements of operations. These unrealized gains and losses consist of adjustments to the minimum pension liability. The minimum pension liability adjustment represents the excess of the additional pension liability over the fair value of plan assets.

PRODUCT WARRANTY LIABILITY

In most cases, we provide a two-year warranty to our customers, including repair or replacement of defective equipment. Our outsource manufacturing partners are responsible for the first year of the warranty repair work. We use a third party contractor to perform much of this warranty. We provide for the estimated cost of product warranties at the time the revenue is recognized. We calculate our warranty liability based on historical product return rates and estimated average repair costs. While we engage in various product quality programs and processes, our warranty obligation may be affected by product failure rates, the ability of our outsource manufacturers to satisfy warranty claims and the cost of warranty repairs charged by the third party contractor. The outcome of these items could differ from our estimates and revisions to the warranty estimates could be required. The table below summarizes the changes in the Company’s product warranty liability at December 31, 2004 and 2003:

December 31, In thousands	2004	2003
Warranty liability at beginning of year	$577	$800
Repair costs paid during current year	(264)	(401)
Reductions for changes in accruals for warranties issued in prior year	(121)	(399)
Additions for warranties issued during current year	434	577

Warranty liability at December 31,	$626	$577

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning in 2006, with early adoption encouraged. The Company is currently evaluating the methodology for adoption on the impending effective date. Since the Company continues to issue options to employees and directors, management does expect this standard to have an impact on the Company’s financial condition and results of operations.

NOTE 2. FINANCINGS

2004 Bridge Financing

On March 12, 2004, the Company completed a bridge financing transaction involving the private placement of 90 units at a price of $0.1 million per unit resulting in gross proceeds to the Company of $9.0 million (the “2004 Bridge Financing”) and net proceeds of $8.2 million. Each unit includes a warrant to purchase 20,000 shares of the Company’s voting common stock at an exercise price of $3.38 per share at any time until February 17, 2007 (the “2004 Bridge Warrants”) and a $0.1 million subordinated convertible note which requires interest-only payments quarterly at the annual rate of 8% (the “2004 Bridge Notes”). The 2004 Bridge Notes have an aggregate face value of $9.0 million. Commonwealth Associates, L.P. (“Commonwealth”) served as placement agent for the 2004 Bridge Financing in exchange for the payment of certain of its expenses and a cash fee equal to 7.5% of the gross proceeds of the transaction, or $0.7 million.

The 2004 Bridge Notes are subordinate to the senior subordinated secured convertible notes that were issued by the Company pursuant to the private placement the Company consummated in September and October 2002 for gross proceeds of $13.3 million (the “Placement Notes”) and the private placement the Company consummated with WinfieldCapital Corp. in 2002 of $2.0 million (the “Winfield Note”) and to any senior credit facility or other secured obligations the Company enters into with a bank, insurance company, finance company or other institutional lender, including the credit facility the Company obtained in April 2004.

The holders of the 2004 Bridge Notes have the right to convert the 2004 Bridge Notes into common stock at the conversion price of $2.50 per share at any time prior to the maturity of the notes, in whole or in part. The Company may convert the 2004 Bridge Notes into common stock at $2.50 per share if (i) the average closing price of the common stock equals or exceeds $5.00 per share for 20 consecutive trading days, (ii) the average daily trading volume during such 20 days is at least 50,000 shares, (iii) the common stock is then trading on a national stock exchange such as the Nasdaq National Market or the Nasdaq SmallCap Market, (iv) the shares into which the Bridge Notes would be converted are registered with the Securities and Exchange Commission (“SEC”) or are exempt from registration pursuant to SEC Rule 144(k), and (v) the shares are not subject to any contractual restrictions on trading, such as a lock-up agreement with an underwriter. The 2004 Bridge Notes mature on the earlier of (i) the later of September 27, 2005 or the maturity of the 2002 Placement notes or (ii) the occurrence of certain events. However, due to the Company’s failure to make interest payments on the 2004 Bridge notes in the first quarter of 2005 which constitutes an event of default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004.

The 2004 Bridge Warrants are exercisable by the holder at any time until February 17, 2007 at an exercise price of $3.38 per share, either by paying such amount in cash to the Company or on a cashless exchange basis. The Company can redeem the 2004 Bridge Warrants by paying the holder $0.01 per share upon five business days notice, if: (a) the closing price of the common stock is at least $6.76 for 20 consecutive trading days; (b) the common stock is trading on the Nasdaq Small Cap, Nasdaq National Market or another national securities exchange; (c) the average daily trading volume during such 20 day period equals or exceeds 50,000 shares; and (d) the shares issuable upon exercise of the 2004 Bridge Warrants are covered under an effective registration statement or are otherwise exempt from registration.

The proceeds from the 2004 Bridge Financing were allocated to the securities sold in the 2004 Bridge Financing on a relative fair value basis. The Company further discounted the remaining proceeds associated with the 2004 Bridge Notes with an allocation to a beneficial conversion option embedded in the notes. The Company will amortize the aggregate discounts of $9.0 million on the 2004 Bridge Notes to interest expense over the term of the notes using an effective interest rate of 52%. Amortization of debt discount and deferred finance costs associated with the 2004 Bridge Notes amounted to $0.2 million during the year ended December 31, 2004. Amortization of debt discount and deferred financing costs during the years ended December 31, 2005 and 2006 are estimated to be $0.1 million and $9.7 million, respectively.

2002 Bridge Financing

On June 21, 2002, Comdial completed a private placement by issuing 7% senior subordinated secured convertible promissory notes (the “Bridge Notes”) in the aggregate principal amount of $2,250,000, pursuant to subscription agreements (the “Subscription Agreements”) which provided for up to $4 million of bridge financing to the Company (the “Bridge Financing”). During the third quarter of 2002, additional proceeds of $1,750,000 were received to complete the Bridge Financing. Proceeds of the Bridge Financing were to be used for working capital and to accelerate development and delivery of Comdial’s small and medium business (“SMB”) telephony solutions. The Company’s Board of Directors obtained a fairness opinion from the investment banking firm of Raymond James & Associates, Inc. in connection with this transaction.

Under the terms of the Bridge Financing, the purchasers had the right to convert 13.33% of the principal amount of their respective Bridge Notes into shares of common stock at a conversion price of $0.15 per share. Pursuant to the Subscription Agreement, the purchasers were granted, among other things, registration rights with respect to their shares of common stock issuable upon conversion of the Bridge Notes.

On or prior to September 27, 2002, each of the holders of the Bridge Notes exercised their right to convert 13.33% of the principal amount of the Bridge Notes (a total of $533,200) into shares of common stock at a conversion price of $0.15 per share. The Company issued an aggregate of 3,554,667 shares pursuant to such conversions.

2002 Private Placement

On September 27, 2002, the Company consummated a closing of approximately $12.6 million under a private placement (the “Private Placement”), including the conversion of the remaining outstanding balance of Bridge Notes of approximately $3.5 million into this new debt. The Private Placement consisted of 7% subordinated secured convertible promissory notes (the “Placement Notes”) and warrants to purchase an aggregate of approximately 4.2 million shares of the Company’s common stock at an exercise price of $0.15 per share (the “Placement Warrants”) at any time through September 27, 2004. On October 29, 2002, the Company conducted a second and final closing (the “Second Closing”) under the Private Placement. The Second Closing included the issuance of $775,000 aggregate principal amount of 7% notes, and 258,333 Placement Warrants. The principal amount of the Placement Notes is payable on the maturity date. Interest is payable quarterly in arrears.

In connection with the 2004 Bridge Financing, the Company entered into an amendment to the Placement Notes that extends the maturity of the notes by one year to September 27, 2006, and gives the holders conversion rights. Such conversion shall be at a conversion price of $5.00 per share exercisable at any time prior to maturity; except that, the conversion price was $3.38 for a period commencing 20 calendar days after the filing of an Information Statement pursuant to Regulation 14C of the Securities Exchange Act of 1934 and

ending on the later of (i) March 31, 2004, or (ii) five business days after shareholder approval of the 2004 Bridge Financing became effective in accordance with Regulation 14C. In addition, the Placement Notes may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $10.00 for 20 consecutive trading days. The initial conversion price of the Placement Notes is $4.95 per share. The conversion price of the Placement Notes is subject to downward adjustment in the event of certain defaults. The amendment also grants certain registration rights to the holders of the Placement Notes. In the first quarter of 2005, the Company failed to make interest payments on the 2002 Private Placement notes. As a result of this event of default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004.

2002 Private Placement - Winfield

Also on September 27, 2002, the Company consummated a private placement with Winfield Capital Corp. of $2.0 million (the “Winfield Transaction”). The Winfield Transaction consisted the Winfield Note and warrants to purchase 0.4 million shares of common stock at an exercise price of $0.15 per share (the “Winfield Warrants”) at any time through September 27, 2004. The Winfield Note is due on September 27, 2005 and provide for quarterly interest-only payments with the entire principal due upon maturity. However, due to the Company’s failure to make interest payments on the Winfield Note in the first quarter of 2005, which constitutes an event of default, the note holder, at its election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004.

The Winfield Note may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $15.00 for 20 consecutive trading days. The initial conversion price of the Winfield Note is $4.95 per share. The conversion price of the Winfield Note is subject to downward adjustment in the event of certain defaults. The Winfield Note is senior in right of payment and security to the Placement Notes.

The Winfield Note contains a provision under which the Company is required to prepay a portion of the Note equal to 50% of the amount raised in excess of $5 million from any subsequent financing transaction. In the second quarter of 2004, the Company entered into an amendment to the Winfield Note (the “Amendment”) that changed the maturity date to March 27, 2006 and changed the Company’s option to extend the maturity date of the notes to up to six months (versus up to one year under the original note agreement). This amendment resulted in no gain or loss being recognized at the time of the amendment. The amendment also included a waiver of the mandatory prepayment provision in the original note, solely with respect to the 2004 Bridge Financing.

The Winfield Note is senior in right of payment and security to the Placement Notes and the 2004 Bridge Notes. While the Winfield Note is outstanding, the Company is restricted from declaring or paying any dividends or distributions on its outstanding common stock.

2002 Advisory Agreement

On June 7, 2002, Comdial entered into an advisory agreement with Commonwealth pursuant to which the Company engaged Commonwealth to perform financial advisory and consulting services in connection with the Bridge Financing and the restructuring of the Company’s outstanding indebtedness to its senior bank lender (the “Debt Restructuring”). Commonwealth received 16,667 shares of Comdial’s common stock upon signing of the agreement (the “Advisory Shares”) and warrants (the “Advisory Warrants”) to purchase 150,485 shares of common stock (representing 5% of our then outstanding fully-diluted capital stock) with an exercise price of $0.15 per share, upon the initial closing of the Bridge Financing on June 21, 2002. The Advisory Shares were valued using the stock price on the date of issuance and were expensed immediately. Commonwealth received additional Advisory Warrants of 76,462 because Comdial received additional proceeds of $1,750,000 from the Bridge Financing during the third quarter of 2002. The Advisory Warrants are exercisable at any time through June 21, 2007.

Pursuant to the Advisory Agreement, Commonwealth was also engaged to assist the Company in raising additional debt and/or equity securities and in securing a new senior lender. In connection with the Private Placement and the Winfield Transaction, Commonwealth received a 7% placement fee equaling approximately $1 million and approximately $0.3 million in expenses. Also as a result of the Private Placement and the Winfield Transaction, the Company issued additional Advisory Warrants to Commonwealth to acquire a total of 454,727 shares of common stock at an exercise price of $0.15 per share. The Company received $775,000 in new investments from the Second Closing on October 29, 2002. In connection with the Second Closing, Commonwealth received a 7% placement fee equaling approximately $55,000, approximately $44,000 in expenses, and additional Advisory Warrants to acquire 25,833 shares of common stock at an exercise price of $0.15 per share. Two representatives of Commonwealth now serve on the Board of Directors of the Company.

2002 Senior Debt Restructuring

In June 2002, ComVest Venture Partners, L.P. (“ComVest”), an affiliate of Commonwealth, entered into an agreement with Bank of America, N.A., (“BofA”), the Company’s senior lender, to purchase the senior secured debt position held by Bank of America in the Company and 1 million shares of the Company’s Series B Alternate Rate Preferred Stock (having a liquidation value of $10 million). Pursuant to such agreement, ComVest had the right to purchase for an aggregate of $6.5 million, the approximate $12.7 million in outstanding indebtedness owed by the Company to BofA and the 1 million shares of preferred stock. Contemporaneously with the closing of the Private Placement and the Winfield Transaction, ComVest assigned its right to purchase the debt and the preferred stock to the Company, and the Company used $6.5 million of the proceeds of the Private Placement and the Winfield Transaction to effectuate the repurchase and to repay BofA in full. In connection with this debt restructuring, Commonwealth received an advisory fee of $0.5 million, which was expensed immediately as a reduction of the gain on senior debt restructurings. After considering the repayment of BofA, and the payment of fees and expenses, the Company received net proceeds of approximately $2.7 million (excluding the Second Closing).

NOTE 3. DEBT AND OTHER LIABILITY RESTRUCTURINGS

During 2002 and 2004, the Company expended significant efforts to restructure its various liabilities resulting in gains as summarized below:

December 31,	2004	2003	2002
In millions
2002 Gain on senior debt restructurings	—	—	$14.9
2002 Gain on other liability restructurings	—	—	3.8
2002 Gain on lease renegotiation	—	—	2.8
2004 Gain on lease renegotiation	$0.6	—	—

Total gain on restructurings	$0.6	—	$21.5

Gain on 2002 Senior Debt Restructurings

On March 6, 2002, Comdial and Bank of America entered into the First Amendment to the Amended and Restated Credit Agreement (the “First Amendment”). In connection with the First Amendment, $10 million of outstanding debt of Comdial to Bank of America was converted into Series B Alternate Rate Cumulative Convertible Redeemable Preferred Stock, par value $10 per share (the “Preferred Stock”). Comdial issued 1 million shares of the Preferred Stock to Bank of America. This conversion of bank debt to Preferred Stock resulted in a gain of $9.0 million since the fair value of the Preferred Stock issued was approximately $1.0 million, based on the Black Scholes and discounted cash flow models. The Preferred Stock was issued below par and the difference was recorded as a reduction of paid-in capital.

In June 2002, ComVest entered into an agreement with Bank of America to purchase the senior secured debt position held by Bank of America in the Company and 1 million shares of the Company’s Series B Alternate Rate Preferred Stock (having a liquidation value of $10 million). Pursuant to such agreement, ComVest had the right to purchase for an aggregate of $6.5 million, the approximate $12.7 million in outstanding indebtedness owed by the Company to Bank of America and the 1 million shares of Preferred Stock. Contemporaneously with the closing of the Private Placement and the Winfield Transaction in September 2002, ComVest assigned its right to purchase the debt and the Preferred Stock to the Company, and the Company used $6.5 million of the proceeds of the Private Placement and the Winfield Transaction to effectuate the repurchase and to repay Bank of America in full. The full amount of $6.5 million paid to Bank of America was accounted for as payment of the $12.7 million debt with no proceeds considered attributable to the redemption of the Preferred Stock. In connection with this debt restructuring, Commonwealth received an advisory fee of $0.5 million. The buy-out of Bank of America resulted in a net gain of approximately $5.9 million.

Gain on 2002 Other Liability Restructurings

In 2002, the Company reached agreements with certain vendors and other creditors to forgive certain current non-bank obligations, net of fees payable to the debt management firm that the Company hired to assist with these efforts. These liabilities included amounts owed to a former distributor of the Company’s products, several component parts suppliers and a seller of industrial equipment. The gains on forgiveness of $2.0 million were recognized during 2002.

In addition, in July 2000, the Company froze its non-qualified pension plan, the Retirement Benefit Restoration Plan (the “Plan”), thereby eliminating any further benefit accrual by employees in the Plan. During the first quarter of 2002, the Company reached separate agreements (the “Agreements”) with the three former executives of the Company who still had vested benefits under the Plan. The Agreements provide for aggregate monthly payments of $3,750 beginning in May 2002 and continuing for 36 months for a total of $0.1 million, with the remaining aggregate balance of $0.4 million to be paid in a lump sum in June 2005, for a total aggregate payout of $0.5 million. The Agreements settled all remaining liabilities of the Company pursuant to the Plan, thus the Company terminated the Plan and recognized a gain of $1.1 million.

During 2002, the Company terminated certain health care and life insurance benefits for retired employees and recognized a gain of $0.7 million.

Included in the non-bank obligations reduction in 2002 is $2.1 million related to a promissory note that was canceled by a supplier upon Comdial returning the original inventory purchased from the supplier. Upon return of the inventory, Comdial entered into a purchase commitment with the supplier to repurchase $2.1 million of the inventory by January 2007, with a minimum monthly purchase amount of $25,000. No gain or loss was recognized on this transaction. As of December 31, 2004, the Company had sufficient purchase orders in process to meet its minimum commitment and had purchased $1.3 million of the specified products from the supplier.

Also included in the non-bank obligations reduction is $0.5 million related to a supplier canceling the amount owed by Comdial in exchange for a purchase commitment of $0.8 million for product that Comdial must purchase by December 2002. As of December 31, 2002, the Company had fulfilled the commitment.

Gain on 2002 Lease Renegotiation

On March 21, 2002, the Company and Relational Funding Corporation and its assignees (collectively “RFC”) reached agreement to reduce the total payments due under the operating and capital leases from a combined balance of approximately $5.5 million to a payout schedule over 72 months totaling approximately $2.3 million. For the first 30 months, the monthly payment is $39,621, which then reduces to $25,282. As a result of this lease restructuring, leases which were previously classified as operating became capital leases for accounting purposes. Based on the new agreement, the Company recognized a gain of $2.8 million during the first quarter of 2002. In addition, Comdial agreed to provide warrants to RFC to purchase 11,667 shares of the common stock of the Company for $9.15 per share, which warrants have an estimated fair market value of approximately $0.1 million and an expiration date of 2012.

Gain on 2004 Lease Renegotiation

On March 30, 2004, the Company and RFC reached agreement to further reduce the total payments due under the leases from a combined balance of approximately $1.2 million to a payout schedule over 12 months totaling approximately $0.5 million. For the first 11 months, the monthly payment is $40,000, with a final payment of $90,000, which includes $50,000 representing the purchase price of the equipment. Based on the new agreement, the Company recognized a gain on lease restructuring of $0.6 million during the first quarter of 2004.

NOTE 4. ACQUISITIONS & DISPOSALS

Sale/Leaseback of Manufacturing Facility

In March 2001, the Company sold its Charlottesville, Virginia, headquarters and manufacturing facility. The purchase price for the property was $11.4 million, all of which was collected in 2001. The Company leased back a portion of the facility through August 30, 2003, for manufacturing, engineering and technical services functions. In June 2002, the Company renegotiated the lease, as the manufacturing space was no longer being utilized as the Company completed its transition to fully outsourcing all of its manufacturing operations. Under the amended lease, the Company reduced the portion of the facility being leased from approximately 120,000 square feet to approximately 26,000 square feet, effective August 1, 2002, and reduced the remaining lease payment obligation from $1.0 million to $0.3 million for the period August 1, 2002 through August 30, 2003.

The total gain on the sale of the facility amounted to $5.1 million. The Company immediately recognized a gain of $2.9 million in 2001, which is the amount by which the gain exceeds the present value of the minimum lease payments to be made by the Company from the closing date through August 30, 2003. The remaining amount of the gain of $2.2 million was deferred due to the leaseback and was amortized over three years, the term of the lease, as a reduction of rent expense. For the years ended December 31, 2004, 2003 and 2002, the Company amortized $0.0 million, $0.5 million and $0.7 million, respectively, as a reduction of rent expense. As of December 31, 2004, the deferred gain has been fully amortized.

Sale of Array Assets

In March 2000, the Company entered into a strategic alliance agreement with ePHONE Telecom, Inc. (“ePHONE”) related to the business of its wholly owned subsidiary, Array Telecom Corporation. Pursuant to the agreement, the Company sold certain fixed assets and products, and provided a license in certain intellectual property for a five-year term to ePHONE. The agreement also allowed ePHONE to utilize the name “Array” and provided ePHONE with access to its distribution channels. ePHONE paid Array on the closing date $2.7 million in cash and is required to pay royalty fees to the Company based on certain gross sales over a five-year period. The Company had been recognizing the gain of $1.9 million into income over a five-year period from the date of closing. Due to ePHONE filing for arbitration against the Company on October 2, 2001 and the subsequent termination of the agreement, Comdial ceased to recognize any amortization of the deferred gain as of September 30, 2001. However, during August 2002, the American Arbitration Association issued an award in favor of the Company requiring ePHONE to pay the Company $1.7 million and the Company and ePHONE agreed to terminate the royalty agreement; therefore, the entire deferred gain of $1.3 million was recognized and is included as gain from arbitration award in the accompanying consolidated statements of operations for 2002. On November 13, 2002, the Company entered into a settlement agreement with ePHONE in which the Company agreed to accept $1.6 million in full satisfaction of the amounts owed by ePHONE pursuant to the award. During November 2002, ePHONE made the $1.6 million payment under the settlement, which is included in gain from arbitration award in the accompanying consolidated statements of operations for 2002.

Soundpipe Acquisition

On June 6, 2003, Comdial Acquisition Corp. (“CAC”), a Delaware corporation and a wholly-owned subsidiary of Comdial, completed the acquisition of substantially all of the assets of Soundpipe Inc. (“Soundpipe”), a privately held Delaware corporation with its sole office in Santa Clara, California. Soundpipe was primarily engaged in the design and development of telecommunications equipment utilizing voice over Internet Protocol (“VoIP”) technology. The assets acquired include all of Soundpipe’s intellectual property, including, but not limited to equipment prototypes, software source code and several patent applications and trade secrets, and certain physical assets including computer equipment and office furnishings. The operations of CAC have been included in the accompanying statements of operations since the acquisition date.

The acquisition involved the issuance of a total of 250,000 unregistered shares of the common stock of Comdial, par value $0.01 (the “Stock”), the payment of $15,000 in cash to East Peak Advisors LLC, advisors to Soundpipe, the payment of $20,000 in legal fees incurred by Soundpipe in the transaction, and the assumption of certain specified operating liabilities.

CAC also extended offers of employment to eight then current or former employees of Soundpipe, and issued a total of 500,000 options to acquire the common stock of Comdial. Included in the foregoing, CAC has entered into one-year employment agreements with the three principal founders of Soundpipe and issued a total of 330,000 of the aforementioned stock options pursuant to those employment agreements. In addition to the acquisition of the assets of Soundpipe, CAC also assumed certain executory contracts of Soundpipe, including certain software licenses and Soundpipe’s office lease.

Comdial accounted for the acquisition in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” (“Statement 141”). The acquisition was measured on the basis of the fair values exchanged. The Company acquired current assets with an estimated fair value of $12,900 and property and equipment with an estimated fair value of $61,000. Comdial assumed certain operating liabilities with an estimated fair value of $120,000 and issued 250,000 shares of common stock, which were valued at the closing stock price on June 6, 2003 of $2.00 per share, for a fair value of $500,000. To determine the fair value of the acquired technology, Comdial measured the projected discounted net cash flows for the next two years and estimated that the fair market value of the technology significantly exceeded the cost of the acquisition. In accordance with Statement 141, since the total fair value of assets acquired and liabilities assumed exceeded the total cost of the acquisition (the “excess”), the excess was reduced from the fair value assigned to the purchased technology. Consequently, the amount assigned to the acquired technology was $546,000 and is reported in capitalized software development costs in the accompanying consolidated balance sheets.

Prior to the Soundpipe acquisition, Comdial had two development projects that had reached technological feasibility and software development costs were being capitalized. As a result of the Soundpipe acquisition, management reviewed all current development projects in process and, in order to maximize benefits from development funds expended, placed emphasis on the Soundpipe technology acquired. Therefore, management decided to discontinue these two historical Comdial development projects. The software that had been developed is not expected to be used in any future product development and will not generate any future cash flows. As a result, the amounts that had been capitalized related to those two projects of $365,000 were written off in June 2003 and are recorded as impairments of long-lived assets in the consolidated income statement.

NOTE 5. INVENTORIES

Inventory, net of allowances, consists of the following:

December 31, In thousands	2004	2003
Finished Goods	$3,695	$4,651
Materials and supplies	139	319

Total	$3,834	$4,970

Comdial records provisions for product obsolescence, which reduce gross margin. During 2003, the Company recorded a provision for obsolescence and valuation of $1.8 million mostly due to lower than anticipated demand for discontinued and refurbished products, which the Company had expected to sell during 2003. During 2002, the Company recorded a provision for obsolescence and valuation of $0.9 million, mostly due to discontinued products.

Allowances for inventory obsolescence amounted to $1.3 million and $2.3 million as of December 31, 2004 and 2003, respectively. Changes in reserves will be dependent on management’s estimates of the recoverability of costs from inventory.

As of December 31, 2004, the Company purchases substantially all of its finished goods from four outsource manufacturers.

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment, net of impairment charges and accumulated depreciation, consists of the following:

December 31, In thousands	2004	2003
Buildings and leasehold improvements	$438	$432
Machinery and equipment	5,399	5,302
Computer hardware equipment and tooling	5,625	5,372
Computer software for internal use	2,992	2,992
Less accumulated depreciation	(12,645)	(11,315)

Property and equipment - net	$1,809	$2,783

Depreciation expense charged to operations for the years 2004, 2003 and 2002, was $1.5 million, $1.7 million and $2.2 million, respectively.

Due to the Company’s decision in 2001 to outsource the majority of its manufacturing operations, management determined through an impairment analysis that certain of its fixed assets associated with manufacturing were impaired. Accordingly, the Company recognized impairment losses on its property and equipment of $0, $0 million and $0.2 million in fiscal 2004, 2003 and 2002, respectively.

NOTE 7. COMMITMENTS

Operating Lease Obligations

Comdial has various operating lease obligations relating to office and warehouse space and office equipment. Future aggregate minimum rental commitments under operating lease agreements that have initial non-cancelable lease terms in excess of one year are as follows as of December 31, 2004:

Year Ending December 31, In thousands	Operating Leases
2005	$941
2006	977
2007	1,013
2008	1,049
2009	1,086
Thereafter	90

Total minimum lease commitments	$5,156

The lease for the Company’s corporate headquarters includes minimum escalation clauses. The escalating payment requirements are included in the above schedule. The rent expense is recorded on a straight-line basis over the term of the lease. Total rent expense for operating leases, including rentals which are cancelable on short-term notice, for the years ended December 31, 2004, 2003 and 2002, was $1.2 million, $0.8 million and $0.9 million, respectively.

Inventory Purchase Obligations

The Company outsources substantially all of its manufacturing requirements. As of December 31, 2004, the Company had outstanding purchase obligations of approximately $9.4 million with its outsourcing contractors that could not be canceled without significant penalties. In addition, the Company’s outsourcing contractors acquire fabricated parts from various suppliers.

NOTE 8. DEBT IN DEFAULT AND OTHER LONG-TERM DEBT

Long-term debt in default and other long-term debt consists of the following:

In thousands	December 31, 2004	December 31, 2003
Capital leases (See Note 3)	$141	$1,299
2004 Bridge Notes, in default at December 31, 2004, net of discounts of $8,999 and $0, respectively (See Note 2)(a),(e)	1	—
2002 Private Placement Notes, in default at December 31, 2004, net of discounts of $1,586 and $2,358, respectively (b),(e)	11,731	11,166
2002 Private Placement Winfield Note, in default at December 31, 2004, net of discounts of $89 and $160, respectively (c),(e)	1,911	1,633
Credit facility, in default (d)	2,326	—

Total debt, net of discounts of $10,674 and $2,518, respectively	16,110	14,098
Less current maturities on debt	(16,101)	(389)

Total long-term debt	$9	$13,709

(a)	As of December 31, 2004, Comvest, Shea Ventures, LLC, PS Capital LLC, Robert Priddy and Neil P. Lichtman, our CEO, all of which are related parties, hold a total of $3.5 million face value of the 2004 Bridge Notes and 2004 Bridge Warrants to purchase 0.7 million shares of common stock.

See additional terms and information in Note 2. Due to the Company’s failure to make interest payments on the 2004 Bridge Notes in the first quarter of 2005, which constitutes an event of default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004.

(b)	On September 27, 2002 and October 29, 2002, the Company consummated two closings of approximately $12.6 million and $0.7 million, respectively, for a total of $13.3 million under the Private Placement. This includes the conversion of the remaining Bridge Notes of approximately $3.5 million. The Private Placement consisted of the Placement Notes, 7% subordinated secured convertible promissory notes, and the Placement Warrants to purchase an aggregate of approximately 4.5 million shares of the Company’s common stock at an exercise price of $0.15 per share at any time through September 27, 2004. The Placement Warrants, which were valued at $4.1 million using the Black Scholes method, have been recorded as discount on the Placement Notes and are being accreted over the term of the debt, using the effective interest method, and this accretion is included in interest expense. As of December 31, 2004, $2.5 million of the discount on the Placement Notes has been accreted.

In connection with the 2004 Bridge Financing (Note 2), the Company entered into an amendment to the Placement Notes that extended the maturity of the notes by one year to September 27, 2006. In the first quarter of 2005, the Company failed to make interest payments on the 2002 Placement Notes. As a result of this default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004. In addition, the Placement Notes may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $10.00 per share for 20 consecutive trading days. The initial conversion price of the Placement Notes is $4.95 per share. The conversion price of the Placement Notes is subject to downward adjustment in the event of certain defaults. The amendment also grants certain registration rights to the holders of the Placement Notes.

The entire principal amount of the Placement Notes is payable on the maturity date. The Placement Notes contain a provision under which the Company is required to prepay a portion of the notes equal to 50% of the amounts raised in excess of $5 million from any subsequent financing transaction. Any such repayment is subordinated in right of payment to the prior payment in full of the principal and interest of the Winfield Note and therefore, the Placement Notes were shown as long-term debt at March 31, 2004. In the second quarter of 2004, the Company obtained a waiver of the prepayment provision under the Placement Notes solely with respect to the 2004 Bridge Financing. Interest at 7% is payable quarterly in arrears. The Placement Notes are secured by a second lien (subordinated to the first lien of Winfield Capital Corp. described in (c) below) on substantially all of the Company’s assets. While the notes are outstanding, the Company is restricted from declaring or paying any dividends or distributions on its outstanding common stock.

As of December 31, 2004, Comvest, Shea Ventures, LLC, Nickolas Branica, the Company’s former chief executive officer and Robert Priddy, which are related parties, hold a total of $8.9 million face value of the Placement Notes.

In the first quarter of 2005, the Company failed to make interest payments on the 2002 Placement Notes. As a result of this event of default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004.

(c)	On September 27, 2002, the Company consummated a private placement with Winfield Capital Corp. of $2.0 million. The Winfield Transaction consisted of the 12% Winfield Note and the Winfield Warrants to purchase 0.4 million shares of common stock at an exercise price of $0.15 per share at any time through September 27, 2004. The Winfield Warrants, which were valued at $0.3 million using the Black Scholes method, have been recorded as discount on the Winfield Note and are being accreted over the term of the debt, using the effective interest method, and this accretion is included in interest expense. As of December 31, 2004, $0.2 million of the discount on the Winfield Note has been accreted.

The Winfield Note may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $15.00 per share for 20 consecutive trading days. The initial conversion price of the Winfield Note is $4.95 per share. The conversion price of the Winfield Note is subject to downward adjustment in the event of certain defaults.

The Winfield Note contains a provision under which the Company is required to prepay a portion of the Notes equal to 50% of the amount raised in excess of $5 million from any subsequent financing transaction. Accordingly, as of March 31, 2004, $1.7 million of the Winfield Note’s outstanding principal balance was recorded as current maturities of long-term debt. In the second quarter of 2004, the Company entered into the Amendment to the Winfield Note that changed the maturity date to March 27, 2006 and changed the Company’s option to extend the maturity date of the notes to up to six months (versus up to one year under the original note agreement). This amendment resulted in no gain or loss being recognized at the time of the Amendment. The Amendment also included a waiver of the mandatory prepayment provision in the original note, solely with respect to the 2004 Bridge Financing. Accordingly, the outstanding principal balance was recorded in full as long-term debt as of June 30, 2004. In the first quarter of 2005, the Company failed to make the quarterly interest payments due on the Winfield Note. As a result of this default, the note holders, at their election, may require that the full amount of the principal and accrued interest be paid immediately. Consequently, the liability has been classified as current in the consolidated balance sheet as of December 31, 2004.

The principal amount of the Winfield Note is payable on the maturity date. Interest at 12% is payable quarterly in arrears. The Winfield Note is senior in right of payment and security to the Placement Notes and the 2004 Bridge Notes. While the Winfield Note is outstanding, the Company is restricted from declaring or paying any dividends or distributions on its outstanding common stock.

(d)	On April 29, 2004, the Company executed a loan and security agreement (the “Credit Facility”) with Silicon Valley Bank, which allows for borrowing against certain of the Company’s accounts receivable up to a maximum of $2.5 million. Loans against the line bear interest at a rate equal to the prime rate plus three (3) percentage points per annum and are secured by all of the Company’s assets. Additional terms include a $1,000 per month collateral monitoring fee and an unused line fee in an amount equal to 0.375% per annum of the average daily unused and undisbursed portion. A termination fee applies if the Company terminates the Credit Facility within twelve (12) months. All present and future debt of the Company is subordinate to the outstanding obligations related to this facility. The Credit Facility matures on October 29, 2005 and contains a financial covenant related to net worth. As of December 31, 2004, the outstanding borrowings under the Credit Facility totaled $2.3 million. During the first quarter of 2005, the Company was not able to comply with the financial covenant associated with the Credit Facility and is currently working with the Bank to determine alternatives related to the Credit Facility. As a result of the default, the Bank may cease making loans and could accelerate and declare all amounts due, which was $2.3 million as of December 31, 2004. The Bank agreed to forbear from exercising its rights and remedies as a result of the default through March 31, 2005.

(e)	As noted above, the Company did not make its quarterly interest payments due on March 31, 2005 on its 2002 Placement Notes, 2002 Winfield Note, and the 2004 Bridge Notes, which had an aggregate carrying value of $13.6 million as of December 31, 2004, and is net of aggregate discounts of $10.7 million. While the note holders have not indicated their intention to require immediate payment of all or any portion of the outstanding principal and accrued interest, they have the right to do so. In the event that any acceleration of payment is required, the discounts associated with these notes would also accelerate resulting in an immediate charge to interest expense for the respective unamortized discount associated with the accelerated amount.

Long-term debt maturities under the original terms, including future minimum lease commitments for capitalized leases, are as follows:

Year Ending December 31, In thousands	Capital Leases	Other Long-Term Debt	Total
2005	$132	$2,326	$2,458
2006	3	24,317	24,320
2007	2	0	2
2008	2	0	2
2009	2	0	2
Thereafter	0	0	0

Total minimum commitments	$141	$26,643	$26,784

Assets recorded under capital leases (included in property and equipment in the accompanying consolidated balance sheets) are as follows:

December 31, In thousands	2004	2003
Capital leases	$1,505	$1,336
Less accumulated amortization	(1,369)	(880)

Capital leases - net	$136	$456

Amortization of assets recorded under capital leases is included in depreciation expense.

NOTE 9. INCOME TAXES

The Company did not generate taxable income during the years ended December 31, 2004, 2003 and 2002, and, therefore, did not record any income tax provision for those periods.

The income tax provision reconciled to the tax computed at statutory rates for the years ended December 31, is summarized as follows:

In thousands	2004	2003	2002
Federal tax (benefit) at statutory rate (34% in 2004, 2003 and 2002)	$(2,611)	$(2,071)	$2,205
State income (benefit) tax net of federal tax	(281)	(220)	257
Nondeductible charges	(343)	21	179
Adjustment to valuation allowance	3,235	2,270	(2,641)

Income tax provision	$—	$—	$—

The components of the net deferred tax assets at December 31, 2004 and 2003 are as follows:

Deferred Assets (Liabilities) In thousands	2004	2003
Net loss carryforwards	$26,657	$23,013
Tax credit carryforwards	1,411	1,411
Inventory	596	1,020
Pension reserve	3,635	3,179
Compensation and benefits	674	629
Capitalized software development costs	2,707	2,379
Other deferred tax assets	429	337
Goodwill	1,481	1,916
Research and development expenditures	5,081	5,708
Allowance for bad debts	87	100
Deferred financing costs	1,600	1,545
Fixed asset depreciation	404	290

Total deferred tax assets	44,762	41,527
Total deferred tax liabilities	—	—

Net deferred tax assets	44,762	41,527
Less: Valuation allowance	(44,762)	(41,527)

Total	$—	$—

Comdial periodically reviews the requirements for a valuation allowance and makes adjustments to such allowances when changes in circumstances result in changes in management’s judgment about the future realization of deferred tax assets. Due to the three-year cumulative basis losses, the Company recorded a valuation allowance equal to its net deferred tax assets of $44.7 and $41.5 million for the years ended December 31, 2004 and 2003, respectively. For the years ended December 31, 2004, 2003 and 2002, the Company recorded an increase (decrease) of its valuation allowance of $3.2 million, $(0.4) million and $(0.5) million, respectively. Approximately $3.6 million of the valuation allowance shown above relates to tax benefits from a pension obligation that will be credited to other comprehensive income when realized.

At December 31, 2004 Comdial had net operating loss and credit carryovers of approximately $71.4 million and $1.4 million respectively, expiring beginning in 2005 through the year 2024. However, the Company experienced a change in control in 2002, pursuant to the provisions of Internal Revenue Code §382 and is subject to limitations on annual net operating loss deductions. As such, a significant portion of the net operating losses and tax credits are expected to expire prior to utilization.

NOTE 10. (LOSS) INCOME PER COMMON SHARE

Basic (loss) income per common share is computed by dividing (loss) income applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted (loss) income per common share is computed by dividing (loss) income applicable to common stockholders by the weighted average number of common shares and potentially dilutive common equivalents outstanding during the period.

Unexercised options to purchase 2,801,435, 1,930,034, 215,768 shares of common stock and warrants to purchase 1,817,708, 905,510 and 11,667 shares of common stock for the years ended December 31, 2004, 2003 and 2002, respectively, were not included in the computations of diluted loss per share because assumed exercise, using the treasury-stock method, would be anti-dilutive.

The following table discloses the (loss) income per share information for the years ended December 31, 2004, 2003 and 2002.

In thousands, except per share data	2004	2003	2002
Basic:
Net (loss) income	$(7,678)	$(6,091)	$6,486
Preferred stock dividend	—	—	(284)
Gain on redemption of preferred stock	—	—	1,000

(Loss) income applicable to common stockholders	$(7,678)	$(6,091)	$7,202

Weighted average number of common shares outstanding during the period	9,324	8,757	2,005
Dilutive securities	—	—	1

Weighted average number of shares used in calculation of basic (loss) income per common share	9,324	8,757	2,006

(Loss) earnings per share before preferred stock dividend	$(0.82)	$(0.70)	$3.23
Preferred stock dividend	—	—	(0.14)
Gain on redemption of preferred stock	—	—	0.50

(Loss) earnings per share applicable to common stock	$(0.82)	$(0.70)	$3.59

Diluted:
Net (loss) income	$(7,678)	$(6,091)	$6,486
Preferred stock dividend	—	—	(284)
Gain on redemption of preferred stock	—	—	1,000

(Loss) income applicable to common stockholders	$(7,678)	$(6,091)	$7,202

Weighted average number of common shares outstanding during the period	9,324	8,757	2,006
Effect of dilutive stock options	—	—	57
Effect of dilutive warrants	—	—	262

Weighted average number of shares used in calculation of diluted (loss) income per common share	9,324	8,757	2,325

(Loss) income per share before preferred stock dividend	$(0.82)	$(0.70)	$2.79
Preferred stock dividend	—	—	(0.12)
Gain on redemption of preferred stock	—	—	0.43

(Loss) earnings per common share	$(0.82)	$(0.70)	$3.10

During the years ended December 31, 2004, 2003 and 2002, 19,200, 0 and 0 options were exercised at a weighted average exercise price of $0.98, $0, and $0, respectively. During the years ended December 31, 2004, 2003 and 2002, 887,802, 209,941 and 4,509,368 warrants were exercised at a weighted average exercise price of $0.15, $0.15 and $0.15, respectively.

NOTE 11. PENSION AND SAVINGS PLANS

As of December 31, 2004, Comdial has one qualified pension plan that provides benefits based on years of service and an employee’s compensation during the employment period. This plan is a qualified plan for all employees of Comdial. Comdial had a second pension plan that was terminated during 2002; this was a non-qualified plan (“Retirement Benefit Restoration Plan”). The non-qualified plan was strictly for executive officers and/or highly compensated employees who are designated as a participant of the plan by the Compensation Committee of Comdial. The non-qualified plan was not funded.

The calculation of pension benefits prior to 1993 was based on provisions of two previous pension plans. One plan provided pension benefits based on years of service and an employee’s compensation during the employment period. The other plan provided benefits based on years of service only. The funding policy for the plans was to make the minimum annual contributions required by applicable regulations. Assets of the plans are generally invested in equities and fixed income instruments.

In July 2000, the Company froze the Retirement Benefit Restoration Plan, and in September 2000, the Company froze the qualified pension plan, thereby eliminating any further benefit accrual by employees in either of the plans. This action by the Company resulted in a one-time curtailment loss of $0.5 million. In addition, the Company recognized a settlement gain of $0.1 million on the payment of lump-sum retirement benefits to certain of its employees under the Retirement Benefit Restoration Plan, in 2000.

During 2002, the Company reached separate agreements (the “Agreements”) with the three former executives of the Company who still had vested benefits under the Retirement Benefit Restoration Plan. The Agreements provide for aggregate monthly payments of $3,750 beginning in May 2002 and continuing for 36 months for a total of $0.1 million, with the remaining aggregate balance of $0.4 million to be paid in a lump sum in June 2005, for a total aggregate payout of $0.5 million. The Agreements settled all remaining liabilities of the Company pursuant to the Retirement Benefit Restoration Plan, thus the Company terminated the Retirement Benefit Restoration Plan and recognized a gain of $1.1 million, which is included as gain on other liability restructurings in the accompanying consolidated statements of operations for the year ended December 31, 2002.

During February 2003, the Company discovered that approximately $0.6 million and $0.1 million of unauthorized disbursements were made from the pension plan during 2002 and 2003, respectively, by a former employee of Comdial. The full amount of these losses was reimbursed by the Company’s insurance carrier in October 2003.

The following table sets forth the change in projected benefit obligations of the pension plans during 2004 and 2003. The measurement date for the Company’s pension accounting is December 31.

In thousands	2004	2003
Benefit obligation at beginning of year	$28,982	$25,643
Interest cost	1,658	1,764
Actuarial loss	839	3,714
Disbursements	(2,653)	(2,139)

Benefit obligation at end of year	$28,826	$28,982

The following table sets forth the change in plan assets of the pension plans and amounts recognized in Comdial’s consolidated balance sheets at December 31, 2004 and 2003.

In thousands	2004	2003
Fair value of plan assets at beginning of year	$22,517	$19,939
Actual return on plan assets	1,029	4,717
Disbursements	(2,653)	(2,139)

Fair value of plan assets at end of year	$20,893	$22,517

Funded status	$(7,933)	$(6,465)
Unrecognized actuarial loss	9,652	8,441

Net amount recognized	$1,719	$1,976

Amounts recognized in the consolidated balance sheets consist of:
Prepaid benefit cost	$1,719	$1,976
Accrued benefit cost	(9,652)	(8,441)
Accumulated other comprehensive loss	9,652	8,441

Net amount recognized	$1,719	$1,976

The following table sets forth the percentage of the fair value of total plan assets of the pension plan at December 31, 2004 and 2003 and the target asset allocation percentages:

In thousands	2004	2003	Target
Equity securities	61%	79%	65%
Debt securities	39%	21%	35%

Total	100%	100%	100%

Subsequent to December 31, 2003 the asset allocation for the plan was adjusted to 65% equity securities and 35% debt securities.

Investment objectives for the Company’s plan assets are to:

•	optimize the long-term return on plan assets at an acceptable level of risk;

•	maintain a broad diversification across asset classes;

•	maintain careful control of the risk level within each asset class; and

•	focus on a long-term return objective.

Target asset allocations are intended to achieve a desired total asset return over the long term, with an acceptable level of risk in the shorter term. Selection of the targeted asset allocation for the plan assets was based upon a review of the expected return and risk characteristics of each asset class. Risk is measured in terms of likely volatility of annual investment returns, pension expense and funding requirements. External consultants conducted an asset and liability study in order to determine the most appropriate investment strategy and asset mix for our plan assets. To develop the expected long-term rate of return assumption on the plan assets, the consultants use long-term historical return information for the targeted asset mix identified in the asset and liability study. Adjustments are made to the expected long-term rate of return assumption when deemed necessary based upon revised expectations of future investment performance of the overall capital markets. The Company assumes prudent levels of risk to meet overall pension investment goals. Risk levels are managed through formal and written investment guidelines. Portfolio risk is managed by having well defined long-term strategic asset allocation targets.

Weighted average assumptions used to determine the benefit obligations for the plan as of December 31, 2004 and 2003, were as follows:

	2004	2003
Discount rate	6.00%	6.00%
Rate of compensation expense	N/A	N/A

For 2004, the Company’s discount rate of 6.0% approximated Moody’s Aa bond rate as of December 31, 2004.

The accumulated benefit obligation for the plan as of December 31, 2004 and 2003 was $28.9 million and $29.0 million, respectively.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the plan:

In thousands
2005	$2,351
2006	2,156
2007	2,006
2008	1,895
2009	1,718
2010-2014	7,779

Weighted average assumptions used to determine the net periodic pension cost for the plans as of December 31, 2004, 2003 and 2002, were as follows:

	2004	2003	2002
Discount rate	6.00%	7.25%	7.25%
Expected long-term return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	N/A	N/A	N/A

Net periodic pension cost (benefit) for 2004, 2003 and 2002 included the following components:

In thousands	2004	2003	2002
Interest cost	$1,658	$1,764	$1,699
Expected return on plan assets	(1,905)	(1,676)	(2,067)
Recognized actuarial loss (gain)	504	473	(36)
Termination gain	—	—	(1,123)

Net periodic pension cost (benefit)	$257	$561	$(1,527)

On December 31, 2004 and 2003, the projected benefit obligations exceeded the market value of the plan assets (adjusted for accruals) by $9.7 million and $8.4 million, respectively. The amount recognized in other comprehensive loss during 2004 and 2003 arising from the increase in the additional minimum pension liability was $0.5 million and $0.2 million, respectively, net of tax benefits of $0 for both years. If the Company’s investment return and other actuarial assumptions remain unchanged, the Company will have to pay approximately $0.2 million during 2005 into the pension plan.

In addition to these pension benefits, Comdial may contribute to a 401(k) plan, based on employees’ contributions. Participants can contribute from 1% to 17% of their salary and Comdial may match contributions equal to 50% of the participant’s contribution up to the first 6%. Comdial’s total expense for the matching portion of the 401(k) plan for 2004, 2003 and 2002 was $0.0 million, $0.1 million and $0.2 million, respectively.

NOTE 12. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Prior to the Company terminating the benefits in June 2002, Comdial provided certain health care coverage (until age 65), which was subsidized by the retiree through insurance premiums paid to Comdial, and life insurance benefits for substantially all of its retired employees. Upon terminating the benefits, the Company recorded a gain of $0.8 million, which was included in miscellaneous income in the accompanying consolidated statements of operations for 2002. The postretirement benefit obligation was not funded and did not include any provisions for securities, settlement, curtailment, or special termination benefits. In 1993, when SFAS No. 106 went into effect, Comdial elected to amortize the cumulative effect of this obligation over 20 years (see unrecognized transition obligation in the table below).

Net periodic postretirement benefit for 2002 included the following components:

In thousands	2002
Service cost	$3
Interest cost	14
Amortization of unrecognized transition obligation	19
Recognized actuarial gain	(32)
Termination gain	(750)

Net postretirement benefit	$(746)

NOTE 13. STOCK-BASED COMPENSATION PLANS

The Comdial Corporation 2002 Employee and Non-employee Directors Stock Incentive Plan (the “2002 Plan”) was adopted by the Company’s Board of Directors and approved by the shareholders of the Company at a special meeting held August 26, 2002.

The 2002 Plan replaces the 1992 Stock Incentive Plan and 1992 Non-employee Directors Stock Incentive Plan (together the “1992 Plans”), each of which expired according to their terms on March 5, 2002. However, the 1992 Plans will continue activity to the extent all options are either exercised or cancelled. The 2002 Plan and the 1992 Plans provide for stock options to purchase shares of common stock that may be granted to officers, directors and certain key employees as additional compensation. Pursuant to the terms of the 1992

Non-employee Directors Stock Incentive Plan (the “Directors Stock Incentive Plan”), each non-employee director shall be awarded 222 shares of Comdial’s common stock for each fiscal year Comdial reports income. In January 1997, in accordance with the terms of the Directors Stock Incentive Plan, the Board of Directors adopted a resolution suspending 56 of the 222 shares of Comdial’s common stock automatically awarded to non-employee directors under such circumstances. In 2004, 2003, and 2002, non-employee directors were awarded 0, 0, and 667 shares, respectively under the Directors Stock Incentive Plan. Previously, directors could elect to defer receipt of their shares; however, in 2002, the Company settled all unearned amounts due to former directors with agreed upon cash payments and recognized income of $112,000 related thereto.

The plans are composed of stock options, restricted stock, non-statutory stock, and incentive stock. Comdial’s incentive plans are administered by the Compensation Committee of Comdial’s Board of Directors.

In 2003, the Company amended the 2002 Plan to increase the number of shares available for issuance. As of December 31, 2004, there were 81,113 shares of Comdial’s common stock reserved for issuance under the 2002 Plan that was approved by the stockholders in 2002 and amended with stockholder approval in 2003 and with a majority shareholder consent in 2004.

Options granted in 2004, 2003 and 2002 under the 2002 Plan have a maximum term of ten years and vest in installments of 33.33% per year on each of the first through the third anniversaries of the grant date. Options granted in 2002 under the 1992 Plans have a maximum term of ten years and vest in installments of 50%, 25% and 25% per year on each of the first through the third anniversaries of the grant date. During 2002, the Company also issued 166,667 stock options with a 10 year term outside of the 1992 and 2002 plans to an employee/director (the “Director Plan”), with 40% of such options vesting immediately and 20% vesting on each of the first through the third anniversaries of the grant date. In 2003, 50,000 of the options granted under the Director Plan were cancelled upon the resignation of the employee/director as an employee. All options granted under the 2002, 1992 and director plans are granted at an exercise price equal to the market price of Comdial’s common stock on the grant date.

Information regarding stock options granted under the 2002, 1992, and director plans is summarized below:

	2004	(1)	2003	(1)	2002	(1)
Options outstanding
January 1;	1,930,034	$2.38	1,212,501	$4.16	68,133	$44.38
Granted	1,045,132	2.39	922,397	1.82	1,149,880	2.01
Exercised	(31,775)	0.98	0	0.00	0	0.00
Forfeited	(141,956)	2.31	(204,864)	1.83	(5,512)	61.35

Options outstanding, December 31;	2,801,435	$2.41	1,930,034	$2.38	1,212,501	$4.16

Options exercisable, December 31;	1,165,288	$2.82	408,967	$4.40	192,566	$11.69

Per share ranges of options outstanding at December 31	$0.15 - $196.95		$0.15 - $196.95		$0.98 - $196.95

Dates through which options outstanding at December 31, were exercisable	1/2005-12/2014		1/2004-12/2013		1/2003-12/2012

(1)	Weighted-average exercise price at grant date.

The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Exercise Price
$ 0.15 to $20.25	2,780,955	8.6	$2.08	1,144,585	$2.03
$20.25 to $40.50	17,320	5.8	28.00	17,320	28.00
$40.50 to $81.00	0	0.0	0.00	0	0.00
$81.00 to $101.25	0	0.0	86.25	223	86.25
$101.25 to $121.50	868	3.4	113.84	868	113.84
$121.50 to $141.75	971	1.8	132.21	971	132.21
$141.75 to $162.00	0	0.0	0.00	0	0.00
$162.00 to $182.25	875	3.1	164.10	875	164.10
$182.25 to $196.95	446	3.3	196.95	446	196.95

	2,801,435	8.6	$2.41	1,165,288	$2.82

The fair value of each option grant was estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Risk-free interest rate	2.16%	1.27%	1.45%
Expected life	10.00	7.95	5.87
Expected volatility	156.7%	352.1%	375.1%
Expected dividends	None	None	None

NOTE 14. SEGMENT INFORMATION

During 2004, 2003 and 2002, substantially all of the Company’s sales, net income, and identifiable net assets were attributable to the telecommunications industry with over 98% of sales occurring in the United States.

The Company organizes its product segments to correspond with the industry background of primary business and product offerings which fall into three categories: (1) voice switching systems for small to mid-size businesses, (2) voice messaging systems, and (3) computer telephony integration (“CTI”) applications and other. Each of these categories is considered a business segment, and with respect to their financial performance, the costs associated with these segments can only be quantified and identified to the gross profit level for each segment. These three product segments comprise substantially all of Comdial’s sales to the telecommunications market.

The information in the following tables is derived directly from the segments internal financial reporting used for management purposes. Unallocated costs include operating expenses, goodwill amortization, interest expense, other miscellaneous expenses and income tax expense. Comdial does not maintain information that would allow assets, liabilities or unallocated costs to be broken down into the various product segments as most of these items are shared in nature.

The following tables show segment information for the years ended December 31:

In thousands	2004	2003	2002
Business segment net sales
Switching	$31,449	$37,464	$36,892
Messaging	6,981	9,362	13,240
CTI & Other	1,153	1,115	1,589

Net sales	$39,583	$47,941	$51,721

Business segment gross profit
Switching	$10,996	$12,284	$12,077
Messaging	2,759	3,716	5,069
CTI & other	726	464	70

Gross profit	14,481	16,464	17,216
Operating expenses	20,361	19,294	27,286
Interest expense, net	2,500	3,279	7,803
(Gain) loss on sale of assets	(78)	(3)	350
Miscellaneous income - net	(624)	(15)	(24,709)

(Loss) income before income taxes	$(7,678)	$(6,091)	$6,486

Comdial had sales in excess of 10% of net sales to three customers as follows:

In thousands	2004	2003	2002
Sales:
ALLTEL Supply, Inc.	$7,006	$8,560	$9,982
Graybar Electric Company, Inc.	14,701	20,869	26,067
Sprint/North Supply, Inc.	9,203	11,614	10,326
Percentage of net sales:
ALLTEL Supply, Inc.	18%	18%	19%
Graybar Electric Company, Inc.	37%	44%	50%
Sprint/North Supply, Inc.	23%	24%	20%
Net sales of all three:
Switching	$28,230	$33,376	$35,103
Messaging	2,680	7,667	11,272

Net sales	$30,910	$41,043	$46,375

NOTE 15. LITIGATION AND OTHER CONTINGENT LIABILITIES

Comdial currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company believes that certain claims may have a significant impact on the Company and these claims are described below. Comdial can give no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on its results of operations, cash flows or financial condition.

During late 2002, the Company began discussions with a third party concerning a potential claim of patent infringement that such party has indicated it may bring against the Company. Although the Company expects to settle such claim prior to litigation, there can be no assurance that such settlement will be reached, or, even if settlement is reached, that the terms of such settlement will not have a material adverse affect on the Company. If settlement is not reached, and if litigation is commenced against the Company, defense of such case will likely result in material expenditures and could have a material adverse affect on the Company. Further, there can be no assurance that the Company would prevail in such litigation, and a finding against the Company could reasonably be expected to have a material adverse affect on the Company. The Company has accrued its estimate of the probable settlement amount with respect to this matter, which is not material to the financial statements.

In November 2002, the Company filed a demand for arbitration with the American Arbitration Association against Boundless Manufacturing Services, Inc. (“Boundless”). Among other things, the Company contends that Boundless breached its contractual obligations to the Company by failing to meet the Company’s orders for the delivery of products manufactured by Boundless. The Company’s demand seeks damages in excess of $6.0 million. On February 6, 2003, Boundless responded to the Company’s demand by denying substantially all of the Company’s claims and asserting counterclaims totaling approximately $8.2 million, including approximately $0.8 million in past due invoiced amounts. The Company believes that Boundless’ claims are substantially without merit and that it has adequate substantive and procedural defenses against such claims. On March 13, 2003, Boundless announced that it has filed for protection pursuant to Chapter 11 of the U.S. Bankruptcy Code, causing a stay in the arbitration matter. It is not known at this time whether this filing will have any long-term impact on the arbitration, or whether the arbitration will eventually proceed. No amounts have been accrued in the Company’s financial statements for any losses.

On March 5, 2001, William Grover, formerly a senior vice president of Comdial, filed suit in state court in Charlottesville, Virginia alleging breach of an employment contract and defamation, and seeking compensatory, punitive and exemplary damages in the total amount of $1.9 million, plus interest. Among other things, Mr. Grover claimed that the for-cause termination of his employment was unjustified and that he is therefore entitled to all benefits accrued to him pursuant to the Company’s executive retirement plan. In pre-trial proceedings, the court dismissed all claims except for the tortious interference claim. On March 18, 2004, following a jury trial on that claim, the court granted Comdial’s motion to dismiss and the case was ended without jury deliberations. In late March 2004, Mr. Grover filed a motion for reconsideration, which was denied and Mr. Grover subsequently appealed this decision on July 30, 2004. In January 2005, the Virginia Supreme Count upheld the trial decision in favor of Comdial and denied Mr. Grover’s petition of appeal. It is unknown if Mr. Grover will file a motion for reconsideration. Comdial believes it has adequate substantive and procedural defenses against all claims made against Comdial in this matter and no amounts have been accrued in the Company’s financial statements for any losses.

Chief Executive Officer Resignation

In March 2004, Nickolas A. Branica resigned and the Company announced that Neil P. Lichtman, Comdial’s president, will succeed Mr. Branica as chief executive officer. Pursuant to Mr. Branica’s employment agreement as amended, he will receive as severance an amount equal to twelve months of his annual base salary at the rate in effect on the date his employment terminated. In addition, all of Mr. Branica’s stock options were immediately vested. Mr. Branica will receive medical, life and other insurance benefits for a period of up to twelve months following his employment termination.

NOTE 16. RESTRUCTURING

In connection with the Company’s continued focus on improving cash flow from operations, the Company initiated a restructuring plan (the “Restructuring Plan”) during the first quarter of 2004. Pursuant to the Restructuring Plan, approximately 20 employees were notified as of March 15, 2004 that their positions would be eliminated. These employees received severance based on length of service with the Company and/or employment agreements, as applicable. Until March 2004, Nickolas A. Branica served as the Company’s CEO. In March 2004, Mr. Branica’s employment relationship with the Company terminated. Pursuant to Mr. Branica’s employment agreement as amended, he will receive as severance an amount equal to twelve months of his annual base salary at the rate in effect on the date his employment ended. Mr. Branica will receive medical, life and other insurance benefits for a period of up to twelve months following his employment separation. During 2004, the Company made cash severance payments of $0.2 million. As of December 31, 2004, the Company has remaining obligations of $0.1 million related to severance and related benefits. These amounts are included in restructuring expenses in the accompanying consolidated statement of operations for the year ended December 31, 2004.

In addition to his severance as outlined above, all of Mr. Branica’s stock options were immediately vested at the time of his termination. In connection with the modification of Mr. Branica’s stock option agreement, the Company recorded stock compensation expense of approximately $0.2 million for the year ended December 31, 2004. This amount is also included in restructuring expenses in the accompanying consolidated statement of operations for the year ended December 31, 2004.

NOTE 17. IMPAIRMENT OF LONG-LIVED ASSETS

During 2004, 2003 and 2002, Comdial recorded impairment losses on long-lived assets, including goodwill, of $0.2, $0 million and $1.0 million, respectively. Asset impairments for 2002 of $0.2 million were recorded related to the manufacturing equipment that was to be disposed as a result of the outsourcing of the Company’s manufacturing operations. The asset impairments were measured by the excess of the carrying value of the assets over the fair value of the assets. Fair value of the assets was determined by independent valuations and quoted market prices.

Other impairment losses consisted of capitalized software development costs in the amount of $0.0 million, $0.4 million and $0.7 million for 2004, 2003 and 2002, respectively, related to discontinued products. In 2002, $0.2 million of software purchased for internal use that was no longer going to be utilized due to the Company’s downsizing was written off. In 2004, $0.2 million of patent costs were written off, as the Company was no longer pursuing those patents.

NOTE 18. GOODWILL

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142. SFAS No. 142 includes requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them. Goodwill and other indefinite lived intangible assets must be tested for impairment annually, and any impairment charge resulting from the initial application of SFAS No. 142 would be classified as a cumulative change in accounting principle.

The Company adopted SFAS No. 142 and discontinued the amortization of goodwill effective January 1, 2002. In addition, the Company completed the transitional impairment test and determined that goodwill was not impaired.

NOTE 19. STOCKHOLDERS’ EQUITY

Reverse Stock Split

Effective November 26, 2002, the Company effectuated a reverse stock split at a ratio of one share for every fifteen shares of the Company’s common stock. As a part of the reverse stock split, the Company retired all treasury stock. All share and per share data have been adjusted to give retroactive effect to the reverse stock split. There was no effect on par value per share of $0.01.

Authorized Shares

On August 26, 2002, the Company obtained shareholder approval to increase the amount of authorized common stock under its Restated Certificate of Incorporation to 10 million. On December 6, 2002, the Board and the holders of a majority of the outstanding shares of common stock approved an adjustment in the Company’s authorized shares of common stock to 60 million in order to adjust the number of shares outstanding in light of the reverse stock split. Such adjustment became effective on December 26, 2002.

Preferred Stock

On March 6, 2002, Comdial and Bank of America entered into the First Amendment to the Amended and Restated Credit Agreement. In connection with the First Amendment, $10 million of outstanding debt of Comdial to Bank of America was converted into Series B Alternate Rate Cumulative Convertible Redeemable Preferred Stock, par value $10 per share (the “Preferred Stock”). Comdial issued 1 million shares of the Preferred Stock to Bank of America. In June 2002, ComVest entered into an agreement with Bank of America to purchase the senior secured debt position held by Bank of America in the Company and 1 million shares of the Company’s Preferred Stock (having a liquidation value of $10 million). Pursuant to such agreement, ComVest had the right to purchase for an aggregate of $6.5 million, the approximate $12.7 million in outstanding indebtedness owed by the Company to Bank of America and 1 million shares of Preferred Stock. Contemporaneously with the closing of the Private Placement and the Winfield Transaction in September 2002, ComVest assigned its right to purchase the debt and the Preferred Stock to the Company, and the Company used $6.5 million of the proceeds of the Private Placement and the Winfield Transaction to effectuate the repurchase and to repay Bank of America in full. The full amount of $6.5 million paid to Bank of America was accounted for as payment of the $12.7 million debt with no proceeds considered attributable to the redemption of the Preferred Stock. The Preferred Stock continues to be authorized with the same terms as prior to the payoff.

Warrants

In connection with the 2002 financings, the Company issued 5.6 million warrants in 2002 to purchase shares of the Company’s common stock at an exercise price of $0.15 per share. As of December 31, 2004, all of such warrants had been converted to shares of the Company’s common stock. In connection with the 2004 financings, the Company issued 1.8 million warrants in 2004 to purchase shares of the Company’s common stock at an exercise price of $3.38 per share. As of December 31, 2004, none of such warrants had been converted to shares of the Company’s common stock.

In 2002 and in connection with a performance based bonus, the Company issued 55,000 warrants to purchase shares of the common stock at an exercise price of $0.15 per share to Nickolas A. Branica, the Company’s chief executive officer until March 2004, and 45,000 warrants to purchase shares of the common stock at an exercise price of $0.15 per share to Paul Suijk, the Company’s chief financial officer until November 2002. Compensation expense of approximately $0.5 million was recorded. Mr. Branica exercised his warrants in 2002 and Mr. Suijk exercised his warrants in 2003.

As of December 31, 2004, the following warrants were outstanding:

	Warrants Outstanding	Warrants Exercisable	Exercise Price	Expiration Year
Advisory Warrants	6,041	6,041	$0.15	2007
2004 Private Placement Warrants	1,800,000	1,800,000	$3.38	2007
Lease Renegotiation Warrants	11,667	11,667	$9.15	2012

Total	1,817,708	1,817,708

NOTE 20. RELATED PARTY TRANSACTIONS

On March 12, 2004, the Company closed a bridge financing transaction involving the private placement of 90 units at a price of $0.1 million per unit resulting in gross proceeds to the Company of $9.0 million. Each unit includes a warrant to purchase 20,000 shares of the Company’s voting common stock at an exercise price of $3.38 per share until February 17, 2007 and a $0.1 million subordinated convertible note which includes interest payable quarterly at the annual rate of 8%. Commonwealth served as placement agent for the 2004 Bridge Financing in exchange for the payment of certain of its expenses and a cash fee equal to 7.5% of the gross proceeds of the transaction.

Of the gross proceeds from the 2004 Bridge Financing, $3.5 million were received from Comvest, Shea Ventures, LLC, PS Capital LLC, Robert Priddy and Neil P. Lichtman, our CEO, all of which are related parties. In addition, the Company issued 2004 Bridge Warrants to purchase 0.5 million shares of common stock to thosesame related parties. All 2004 Bridge Warrants were outstanding as of December 31, 2004.

As a part of the September 27, 2002 Private Placement, Commonwealth, as placement agent for the private placement, received advisory fees $60,000 and $35,000 in 2003 and 2002, respectively.

During 2002, ComVest deposited $1.5 million to temporarily secure two outstanding letters of credit previously issued by Bank of America to the Company. Commonwealth was paid a fee of $30,000 for its services in arranging the deposit by ComVest.

The Company entered into an employment agreement with Travis Lee Provow in November 2002, whereby Mr. Provow agreed to serve as the Company’s Chairman of the Executive Committee (an officer position) beginning on November 25, 2002. The term of Mr. Provow’s employment was for six months and was renewable for a further six months upon the mutual agreement of both the Company and Mr. Provow. Pursuant to the terms of the employment agreement, Mr. Provow was to be paid at the rate of $180,000 per year and was issued options to purchase 166,667 shares of common stock at the exercise price of $1.80 per share. The options were issued outside of the Company’s existing stock option plan and become exercisable 40% at date of grant and increments of 20% as of each anniversary of Mr. Provow’s employment with the Company, provided that Mr. Provow remained an employee or director of the Company. Mr. Provow also served as president and managing director of Commonwealth. In August 2003, Mr. Provow resigned his position as chairman of the Company’s Executive Committee but agreed to remain on the Board as a director. The stock option agreement was amended to reduce the number of options by 50,000. In connection with the modification of Mr. Provow’s stock option agreement, the Company recorded stock compensation expense of approximately $8,000 and $26,000 for the years ended December 31, 2004 and 2003, respectively.

During 2002, the Company issued 2.9 million warrants to Commonwealth, ComVest, Shea Ventures, LLC, or Company officers, all of which are related parties, to purchase shares of the Company’s common stock at an exercise price of $0.15 per share. As of December 31, 2004, none of these warrants were outstanding.

During December 2004, Comdial entered into an agreement with Commonwealth to provide financial advisory and investment banking services related primarily to developing a strategy to convert Comdial’s existing debt to equity. Upon execution of the agreement, Comdial paid to Commonwealth $25,000.

NOTE 21. SUBSEQUENT EVENTS

In connection with the Company’s continued focus on improving cash flow from operations, the Company initiated a restructuring plan (the “2005 Plan”) during the first quarter of 2005. Pursuant to the 2005 Plan, approximately 25 employees were notified that their positions would be eliminated. These employees will receive severance and medical, life and other insurance benefits, as applicable. The Company will reflect the charges associated with the 2005 Plan in the periods affected by the restructuring activities and in which the costs are incurred.

NOTE 22. SUBSEQUENT EVENTS - BANKRUPTCY

During March, 2005, due to continued losses from operations and a projected need to raise additional cash to fund the Company’s business and to pay debt service requirements, the Company’s management and Board of Directors (the “Board”) evaluated potential funding opportunities, including the ability to raise additional cash from third party funding sources or its current debt holders from the 2002 and 2004 Private Placements. These discussions also considered and evaluated other financial restructuring opportunities, to include filing for Chapter 11 bankruptcy. During April, 2005, four of the seven members of the Board, representing all the independent members of the Board, resigned their positions and were subsequently replaced by three new independent members, Stephen N. Abrams, Raul Pupo and Robert F. Troisio (the “Independent Directors”). Since certain of the financial and restructuring opportunities being evaluated by the Board included potential transactions with certain debt holders from the 2002 and 2004 private placements, the Board established a Special Committee of the Board (the “Special Committee”) made up of the Independent Directors to manage and approve the evaluation of such financial and restructuring opportunities, to include capital raises, merger opportunities and potential conversion or reduction of the Company’s existing 2002 and 2004 private placement debt, amongst others. As a part of the evaluation, the Special Committee hired Traxi, LLC as independent financial advisor to assist the Special Committee with the review and analysis of Comdial’s financial condition and alternatives. On May 25, 2005, Michael Falk and Inder Tallur resigned from Comdial’s Board of Directors and Neil Lichtman, Comdial’s Chief Executive Officer, was appointed Chairman of the Board of Directors by the remaining members of Comdial’s Board of Directors.

On May 26, 2005, Comdial Corporation and its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On May 26, 2006, the Company entered into an Asset Purchase Agreement (the “Dialcom Asset Purchase Agreement”), to sell substantially all of its assets under Section 363 of the Bankruptcy Code to Dialcom Acquisition LLC (“Dialcom”). The Dialcom Asset Purchase Agreement was subject to higher and better offers and Bankruptcy Court approval. In addition, the Company obtained a commitment for $3.0 million of debtor-in-possession financing from Dialcom.

On June 28, 2005 the Company received authorization from the Bankruptcy Court to proceed with the bidding procedures and sale approval process as outlined in the Motion of Debtors and Debtors in Possession for an Order, Pursuant to Section 363 of the Bankruptcy Code, (a) Establishing Bidding Procedures for the Sale of Certain of the Debtors’ Assets; (b) Approving Certain Bid Protections; (c) Scheduling Auction and Final Hearing; and (d) Approving the Form and Manner of Notice Thereof. Per the bidding procedures, since other qualified bidders submitted offers with the Court, an auction was held on August 25, 2005. At the end of the auction, Vertical Communications Acquisition Corporation (“Acquisition Sub”), a wholly owned subsidiary of Artisoft Inc., was determined to have submitted the highest and best offer and was announced as the winner of the bidding process for the purchase of substantially all of the Company’s assets. On September 1, 2005, the Bankruptcy Court approved an Asset Purchase Agreement by and between Artisoft, Inc., Comdial Corporation and Acquisition Sub. Pursuant to the Asset Purchase Agreement, upon the closing of the transaction on September

28, 2005, Acquisition Sub acquired substantially all of the assets of Comdial and assumed certain liabilities of Comdial, all as set forth in the Asset Purchase Agreement.

NOTE 23. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following presents the Company’s quarterly financial data for the last two years:

In thousands except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004
Net sales	$9,009	$9,368	$11,913	$9,293
Gross profit	3,108	3,360	4,791	3,222
Stock compensation expense	2	9	11	2
Impairments of long-lived assets	—	—	—	157
Interest expense	646	585	657	612
Miscellaneous (income) expense	(642)	7	(79)	12
Net loss	(2,412)	(2,138)	(632)	(2,496)
Net loss per share:
Basic	(0.27)	(0.24)	(0.07)	(0.25)
Diluted	(0.27)	(0.24)	(0.07)	(0.25)

In thousands except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$12,316	$12,974	$12,515	$10,136
Gross profit	4,396	5,163	4,822	2,082
Stock compensation expense	—	—	24	2
Impairments of long-lived assets	—	365	—	—
Interest expense	820	819	816	825
Miscellaneous (income) expense	(29)	18	(1)	(4)
Net loss	(1,329)	(1,062)	(752)	(2,948)
Net loss per share:
Basic	(0.16)	(0.12)	(0.08)	(0.33)
Diluted	(0.16)	(0.12)	(0.08)	(0.33)

During the fourth quarter of 2003, the Company recorded certain adjustments to the consolidated financial statements.

Certain amounts disclosed above do not sum to the annual amounts due to rounding.